Exhibit 99

             Dillard's, Inc. Reports April Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 5, 2005--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended April 30, 2005 were $514,015,000 compared to sales for the four weeks ended May 1, 2004 of $542,406,000. Total sales declined 5% for the four-week period. Sales in comparable stores declined 6% for the four-week period.
    Sales for the thirteen weeks ended April 30, 2005 were $1,804,086,000 compared to sales for the thirteen weeks ended May 1, 2004 of $1,854,395,000. Sales decreased 3% for the thirteen-week period on both a total and comparable store basis.
    During the four weeks ended April 30, 2005, sales in the Western region significantly exceeded the Company's average sales performance. Sales were slightly above trend in the Eastern region and below trend in the Central region.
    During the four weeks ended April 30, 2005, sales of cosmetics, lingerie and accessories and shoes significantly exceeded the Company's average sales performance. Sales of juniors' and children's apparel and furniture were significantly below trend for the period.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.
    The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's Inc., Little Rock
             Julie J. Bull, 501-376-5965